EXHIBIT 10.14

AMENDMENT
TO
PERRIGO COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Perrigo Company (the “Company”) maintains the Perrigo Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2007 (the “Plan”); and

WHEREAS, it is now deemed desirable to amend the Plan to eliminate the minimum elective deferral requirement from the Plan;

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Company pursuant to Section 10.2 of the Plan and delegated to the Retirement Plan Committee pursuant to Section 11.1 of the Plan, the Plan is hereby amended as follows:
1.    Effective January 1, 2010 by deleting Section 3.1 of the Plan in its entirety and substituting the following new Section 3.1 therefor:
“3.1    Minimum Deferrals.
(a)    Base Annual Salary, Annual Bonus and Directors Fees. For each Plan Year beginning prior to January 1, 2010, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus and/or Directors Fees. Such amounts must total, in the aggregate, at least $5,000. If an election is made for less than that amount or if no election is made, the amount deferred shall be zero.
(b)    Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.
(c)    Elimination of Minimum Deferral Amount. Effective January 1, 2010, the $5,000 annual minimum deferral amount set forth in paragraph (a) above shall no longer apply.”
*    *    *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 3rd day of December, 2009.

PERRIGO COMPANY

By: Michael R. Stewart_______________

Its: Sr VP Global Human Resources______

CH01/ 25424082.2